Exhibit 99.1
Ellington Financial Inc. Reports Second Quarter 2020 Results
OLD GREENWICH, Connecticut—August 6, 2020
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended June 30, 2020.
Highlights
•Net income of $37.3 million, or $0.85 per common share.
•Core Earnings1 of $17.1 million, or $0.39 per share.
•Book value per common share as of June 30, 2020 of $15.67, including the effects of dividends of $0.25 per common share for the quarter.
•Credit strategy gross income of $33.7 million for the quarter, or $0.76 per share.
•Agency strategy gross income of $14.9 million for the quarter, or $0.33 per share.
•Dividend yield of 8.9% based on the August 5, 2020 closing stock price of $12.17 per share, and dividend of $0.09 per common share declared on July 8, 2020.
•Debt-to-equity ratio of 2.7:1 and recourse debt-to-equity ratio of 1.5:12 as of June 30, 2020. Adjusted for unsettled purchases and sales, these ratios were not materially different as of June 30, 2020.
•Cash and cash equivalents of $146.5 million as of June 30, 2020, in addition to other unencumbered assets of $311.8 million.
Second Quarter 2020 Results
"For the second quarter, Ellington Financial generated net income of $0.85 per share, Core Earnings of $0.39 per share, and a quarterly economic return of 5.7%," said Laurence Penn, Chief Executive Officer and President. "Thanks to our risk and liquidity management, we were able to avoid distressed sales during the market turmoil of March and early April, and so we were well positioned to benefit from the rebound in many credit-sensitive fixed income sectors that occurred in the second quarter. Our results for the quarter also reflect excellent performance in our non-QM business, where we completed our fifth securitization in June with strong investor demand, as well as an exceptional quarter for our Agency RMBS portfolio, and strong performance from our short-duration loan portfolios.
"We also made substantial progress extending and improving our sources of financing and leverage. In addition to completing our non-QM securitization, we also obtained term financing for numerous loan assets that we had previously held unfinanced, and we extended the terms of several of our credit facilities. Furthermore, by the end of the quarter, the market for standard repo financing of securities had largely returned to pre-March levels.
"With markets stabilizing during the second quarter, and seeing extremely attractive entry points across many sectors of our diversified portfolio, we resumed both our credit and Agency investment activity. With many specialty finance companies still hobbled, we are seeing compelling net interest margins on new loan originations, and are exploring some exciting potential strategic investments in loan originators.
"I was pleased that the Board increased our monthly dividend to $0.09, and with Core Earnings significantly exceeding our dividends this quarter, together with the high projected earnings power of our portfolio and our loan businesses, I see further upside to the dividend from here.
"With that said, caution is still warranted in the current environment, and we continue to maintain ample liquidity and keep leverage low. While the bouts of market volatility have created many investment opportunities, uncertainty remains high as to the length and severity of the economic downturn, as well as the ultimate path to recovery. This ongoing uncertainty underscores the importance of our risk management principles in protecting book value."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, our debt-to-equity ratio based on total recourse borrowings was 1.6:1 as of June 30, 2020.

Financial Results
In March 2020, in response to the market volatility associated with the outbreak of the COVID-19 pandemic, the Company had strategically reduced the size of its Agency portfolio in order to lower its leverage and enhance its liquidity position. It had also substantially suspended new investments in its credit strategies. High levels of market distress continued into April, and during that month, the Company further reduced the size of its Agency portfolio, and only resumed very limited purchase and sale activity in its credit portfolio. In May and June, with the markets stabilized, the Company fully resumed its investment activity in its credit and Agency portfolios.
In total, the Company's total long Agency RMBS portfolio decreased by 10% quarter over quarter, to $913.2 million as of June 30, 2020, from $1.016 billion as of March 31, 2020, as additional sales in April and principal repayments during the quarter exceeded new purchases in May and June. Over the same period, the Company's total long credit portfolio3 decreased approximately 14% to $1.257 billion from $1.457 billion. The quarter-over quarter decline in the credit portfolio3 was mainly due to the completion of the Company's non-QM securitization in June; otherwise, sales and principal repayments roughly offset purchases and net realized and unrealized gains.
Primarily as a result of the smaller Agency portfolio, the Company's debt-to-equity ratio decreased to 2.7:1 as of June 30, 2020, as compared to 3.1:1 as of March 31, 2020, adjusting for unsettled purchases and sales. Similarly, the Company's recourse debt-to-equity ratio, also adjusted for unsettled purchases and sales, decreased over the course of the quarter, to 1.5:1 from 2.1:1, driven also by the Company's non-QM securitization, which reduced the amount of recourse borrowings in the Company's credit portfolio. As of June 30, 2020, the Company had cash and cash equivalents of approximately $146.5 million, along with other unencumbered assets of $311.8 million.
During the second quarter, the Company's credit strategy generated total gross income of $33.7 million, or $0.76 per share, and its Agency strategy generated total gross income of $14.9 million, or $0.33 per share.
In March, the market turmoil associated with the COVID-19 pandemic had caused significant price declines and yield spread widening across virtually all credit assets, and as result, the Company incurred considerable mark-to-market losses in the first quarter. In contrast, prices in many credit-sensitive fixed income sectors rebounded in the second quarter, generating significant net realized and unrealized gains on the Company's credit assets, which reversed a portion of the Company's losses from the first quarter. The market recovery also resulted in a loss on the Company's credit hedges. As with previous quarters, net interest income4 continued to be a primary driver of earnings as well, although it declined sequentially as a result of lower average holdings. Finally, other investment related expenses were higher quarter over quarter, as a result of debt issuance costs relating to the Company's non-QM securitization completed during the second quarter.
Most of the Company's credit strategies performed well during the second quarter. The Company had large gains on its non-QM loans, non-Agency RMBS, and CMBS, all markets where there was substantial distressed selling during the first quarter, followed by a sharp rebound in prices and liquidity in the second quarter. The Company's loan strategies also performed well, led by excellent performance in its consumer loan and residential transition loan portfolios. The Company's investments in loan originators had strong performance during the quarter, driven by an excellent quarter from the reverse mortgage originator in which the Company holds a minority stake. The Company's CLO strategy and Euro-denominated RMBS portfolio generated net losses for the quarter.
Despite the partial market recovery in the second quarter, the Company is still anticipating eventual principal losses on many of its credit investments as a result of the economic impacts of COVID-19. As has been widely reported, there has been a significant nationwide increase in loan delinquencies, forbearances, deferments, and modifications, and we are seeing the effects of this on our own portfolios.
The Company's Agency strategy performed exceptionally well during the second quarter, driven by significantly higher pay-ups on its specified pools. Pay-ups are price premiums for specified pools relative to their TBA counterparts. During the first quarter of 2020, pay-ups had declined in the face of market-wide liquidity stresses, exacerbated by quarter-end balance sheet pressures, as well as the implementation of the Federal Reserve's amplified asset purchase program implemented in March, which was generally limited to TBAs and generic pools, as opposed to specified pools with pay-ups.
During the second quarter, asset purchases by the Federal Reserve continued to be significant, and the liquidity stresses of the previous quarter subsided. Pay-ups on specified pools expanded as investors sought prepayment protection amidst record-low mortgage rates and increasing actual and projected prepayment rates. Average pay-ups on the Company's specified pools increased to 3.30% as of June 30, 2020, from 1.47% as of March 31, 2020, generating significant net realized and unrealized gains on the Company's portfolio.
In addition, the Agency results also benefited from the appreciation of the Company's reverse mortgage pools, driven by strong investor demand and a recovery in yield spreads after the distress in March. Finally, net interest income and net realized and unrealized gains on interest rate hedges and other activity contributed to results in the Agency portfolio.

During the second quarter the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, and to a lesser extent through the use of short positions in TBAs, U.S. Treasury securities, and futures. The Company significantly reduced the size of its net short TBA position during the quarter, including an increase in the amount of long TBAs held for investment. As a result, the relative proportion (based on 10-year equivalents5) of net short positions in TBAs decreased quarter over quarter relative to its other interest rate hedges.
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $1.996 billion and $1.998 billion, as of June 30, 2020 and March 31, 2020, respectively.
4 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.
5 Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.
The following table summarizes the Company's investment portfolio(1) holdings as of June 30, 2020 and March 31, 2020:

	Fair Value
(In thousands)	June 30, 2020	March 31, 2020
Long:
Credit:
Dollar Denominated:
CLO(2)	$156,158	$170,905
CMBS	77,815	75,815
Commercial Mortgage Loans and REO(3)(4)	337,265	343,111
Consumer Loans and ABS backed by Consumer Loans(2)	216,289	252,385
Corporate Debt and Equity and Corporate Loans	9,237	7,407
Equity Investments in Loan Origination Entities	44,277	39,436
Non-Agency RMBS	154,928	118,793
Residential Mortgage Loans and REO(3)	950,565	942,202
Non-Dollar Denominated:
CLO(2)	2,583	2,310
Consumer Loans and ABS backed by Consumer Loans	395	459
Corporate Debt and Equity	25	29
RMBS(5)	46,722	44,928
Agency:
Fixed-Rate Specified Pools	724,756	834,002
Floating-Rate Specified Pools	7,899	9,054
IOs	49,007	42,344
Reverse Mortgage Pools	131,535	130,601
Government Debt:
Dollar Denominated	—	1,654
Total Long	$2,909,456	$3,015,435
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	$(459)	$(1,419)
Government Debt:
Dollar Denominated	(4,324)	(2,154)
Non-Dollar Denominated	(26,688)	(9,718)
Total Short	$(31,471)	$(13,291)
(1)This information does not include financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(4)Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.
(5)Includes an equity investment in an unconsolidated entity holding European RMBS.

The following table summarizes the Company's operating results for the three-month periods ended June 30, 2020 and March 31, 2020 and the six-month period ended June 30, 2020:

	Three-Month Period Ended June 30, 2020	Per Share	Three-Month Period Ended March 31, 2020(1)	Per Share(1)	Six-Month Period Ended June 30, 2020	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(2)	$36,573	$0.82	$41,841	$0.97	$78,414	$1.79
Realized gain (loss), net	(20,276)	(0.46)	10,447	0.24	(9,829)	(0.23)
Unrealized gain (loss), net	34,271	0.78	(146,665)	(3.39)	(112,394)	(2.56)
Interest rate hedges, net(3)	71	—	(8,007)	(0.18)	(7,936)	(0.18)
Credit hedges and other activities, net(4)	(5,197)	(0.12)	19,215	0.44	14,018	0.32
Interest expense(5)	(12,114)	(0.27)	(13,227)	(0.31)	(25,341)	(0.58)
Other investment related expenses	(5,275)	(0.12)	(3,954)	(0.09)	(9,229)	(0.21)
Earnings (losses) from investments in unconsolidated entities	5,643	0.13	(6,497)	(0.15)	(854)	(0.02)
Total Credit profit (loss)	33,696	0.76	(106,847)	(2.47)	(73,151)	(1.67)
Agency RMBS:
Interest income	3,385	0.08	12,067	0.28	15,452	0.35
Realized gain (loss), net	4,059	0.09	6,408	0.15	10,467	0.24
Unrealized gain (loss), net	9,753	0.22	12,282	0.28	22,035	0.50
Interest rate hedges and other activities, net(3)	178	—	(38,399)	(0.90)	(38,221)	(0.87)
Interest expense(5)	(2,499)	(0.06)	(8,420)	(0.19)	(10,919)	(0.25)
Total Agency RMBS profit (loss)	14,876	0.33	(16,062)	(0.38)	(1,186)	(0.03)
Total Credit and Agency RMBS profit (loss)	48,572	1.09	(122,909)	(2.85)	(74,337)	(1.70)
Other interest income (expense), net	86	—	280	0.01	366	0.01
Income tax (expense) benefit	(1,542)	(0.03)	547	0.01	(995)	(0.02)
Other expenses	(6,677)	(0.15)	(6,260)	(0.14)	(12,937)	(0.30)
Net income (loss) (before incentive fee)	40,439	0.91	(128,342)	(2.97)	(87,903)	(2.01)
Incentive fee	—	—	—	—	—	—
Net income (loss)	$40,439	$0.91	$(128,342)	$(2.97)	$(87,903)	$(2.01)
Less: Dividends on preferred stock	1,941	0.04	1,941	0.04	3,882	0.08
Less: Net income (loss) attributable to non-participating non-controlling interests	701	0.02	1,197	0.03	1,898	0.04
Net income (loss) attributable to common stockholders and participating non-controlling interests	37,797	0.85	(131,480)	(3.04)	(93,683)	(2.13)
Less: Net income (loss) attributable to participating non-controlling interests	519		(2,082)		(1,563)
Net income (loss) attributable to common stockholders	$37,278	$0.85	$(129,398)	$(3.04)	$(92,120)	$(2.13)
Weighted average shares of common stock and convertible units(6) outstanding	44,389		43,284		43,836
Weighted average shares of common stock outstanding	43,780		42,598		43,189
(1)Conformed to current period presentation.
(2)Other income primarily consists of rental income on real estate owned and loan origination fees.
(3)Includes U.S. Treasury securities, if applicable.
(4)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(5)Includes allocable portion of interest expense on the Company's Senior notes.
(6)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Friday, August 7, 2020, to discuss its financial results for the quarter ended June 30, 2020. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference ID number 3396726. International callers should dial (810) 740-4657 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, August 7, 2020, at approximately 2:15 p.m. Eastern Time through Friday, August 21, 2020 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 3396726. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19). Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 13, 2020 and under Part II, Item IA of the Company's Quarterly Report on Form 10-Q, as amended, for the three-month period ended March 31, 2020 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended June 30, 2020
	June 30, 2020	March 31, 2020
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$39,281	$52,108	$91,389
Interest expense	(14,686)	(22,090)	(36,776)
Total net interest income	24,595	30,018	54,613
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(16,040)	12,260	(3,780)
Realized gains (losses) on financial derivatives, net	(11,676)	(12,406)	(24,082)
Realized gains (losses) on real estate owned, net	(211)	350	139
Unrealized gains (losses) on securities and loans, net	44,112	(133,738)	(89,626)
Unrealized gains (losses) on financial derivatives, net	8,173	(9,984)	(1,811)
Unrealized gains (losses) on real estate owned, net	(228)	(357)	(584)
Other, net	(435)	1,679	1,243
Total other income (loss)	23,695	(142,196)	(118,501)
EXPENSES
Base management fee to affiliate (Net of fee rebates of $145, $507 and $652, respectively)	2,906	2,443	5,349
Incentive fee to affiliate	—	—	—
Investment related expenses:
Servicing expense	2,493	2,531	5,024
Debt issuance costs related to Other secured borrowings, at fair value	2,075	—	2,075
Other	707	1,423	2,130
Professional fees	1,333	1,277	2,610
Compensation expense	941	788	1,728
Other expenses	1,497	1,752	3,250
Total expenses	11,952	10,214	22,166
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	36,338	(122,392)	(86,054)
Income tax expense (benefit)	1,542	(547)	995
Earnings (losses) from investments in unconsolidated entities	5,643	(6,497)	(854)
Net Income (Loss)	40,439	(128,342)	(87,903)
Net Income (Loss) Attributable to Non-Controlling Interests	1,220	(885)	335
Dividends on Preferred Stock	1,941	1,941	3,882
Net Income (Loss) Attributable to Common Stockholders	$37,278	$(129,398)	$(92,120)
Net Income (Loss) per Common Share:
Basic and Diluted	$0.85	$(3.04)	$(2.13)
Weighted average shares of common stock outstanding	43,780	42,598	43,189
Weighted average shares of common stock and convertible units outstanding	44,389	43,284	43,836

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2020	March 31, 2020	December 31, 2019(1)
ASSETS
Cash and cash equivalents	$146,531	$136,740	$72,302
Restricted cash	175	175	175
Securities, at fair value	1,396,008	1,481,395	2,449,941
Loans, at fair value	1,416,851	1,443,589	1,412,426
Investments in unconsolidated entities, at fair value	72,553	65,397	71,850
Real estate owned	24,044	25,054	30,584
Financial derivatives–assets, at fair value	27,186	31,752	16,788
Reverse repurchase agreements	31,427	13,239	73,639
Due from brokers	56,702	166,516	79,829
Investment related receivables	62,098	408,332	123,120
Other assets	3,276	5,453	7,563
Total Assets	$3,236,851	$3,777,642	$4,338,217
LIABILITIES
Securities sold short, at fair value	$31,471	$13,291	$73,409
Repurchase agreements	1,294,549	2,034,225	2,445,300
Financial derivatives–liabilities, at fair value	34,863	47,772	27,621
Due to brokers	11,266	17,138	2,197
Investment related payables	23,750	19,170	66,133
Other secured borrowings	156,089	177,855	150,334
Other secured borrowings, at fair value	742,688	549,668	594,396
Senior notes, net	85,429	85,363	85,298
Base management fee payable to affiliate	2,906	2,443	2,663
Incentive fee payable to affiliate	—	—	116
Dividend payable	5,293	7,952	6,978
Interest payable	3,138	5,283	7,320
Accrued expenses and other liabilities	7,730	8,001	7,753
Total Liabilities	2,399,172	2,968,161	3,469,518
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable; 4,600,000 shares issued and outstanding, respectively ($115,000 liquidation preference)	111,034	111,034	111,034
Common stock, par value $0.001 per share, 100,000,000 shares authorized; (43,779,924, 43,779,924, and 38,647,943 shares issued and outstanding, respectively)	44	44	39
Additional paid-in-capital	916,186	916,006	821,747
Retained earnings (accumulated deficit)	(226,368)	(252,701)	(103,555)
Total Stockholders' Equity	800,896	774,383	829,265
Non-controlling interests	36,783	35,098	39,434
Total Equity	837,679	809,481	868,699
TOTAL LIABILITIES AND EQUITY	$3,236,851	$3,777,642	$4,338,217
PER SHARE INFORMATION:
Common stock(2)	$15.67	$15.06	$18.48
1.Derived from audited financial statements as of December 31, 2019.
2.Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; and (vi) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by its portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table reconciles, for the three- and six-month periods ended June 30, 2020 and the three-month period ended March 31, 2020, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended		Six-Month Period Ended June 30, 2020
(In thousands, except per share amounts)	June 30, 2020	March 31, 2020
Net Income (Loss)	$40,439	$(128,342)	$(87,903)
Income tax expense (benefit)	1,542	(547)	995
Net income (loss) before income tax expense	41,981	(128,889)	(86,908)
Adjustments:
Realized (gains) losses on securities and loans, net	16,040	(12,260)	3,780
Realized (gains) losses on financial derivatives, net	11,676	12,406	24,082
Realized (gains) losses on real estate owned, net	211	(350)	(139)
Unrealized (gains) losses on securities and loans, net	(44,112)	133,738	89,626
Unrealized (gains) losses on financial derivatives, net	(8,173)	9,984	1,811
Unrealized (gains) losses on real estate owned, net	228	357	584
Other realized and unrealized (gains) losses, net(1)	1,302	330	1,632
Net realized gains (losses) on periodic settlements of interest rate swaps	(892)	143	(750)
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	136	(111)	25
Incentive fee to affiliate	—	—	—
Non-cash equity compensation expense	182	164	346
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	3,648	1,112	4,759
Debt issuance costs related to Other secured borrowings, at fair value	2,075	—	2,075
(Earnings) losses from investments in unconsolidated entities(2)	(4,227)	6,633	2,408
Total Core Earnings	$20,075	$23,257	$43,331
Dividends on preferred stock	1,941	1,941	3,882
Core Earnings attributable to non-controlling interests	1,012	1,524	2,534
Core Earnings Attributable to Common Stockholders	$17,122	$19,792	$36,915
Core Earnings Attributable to Common Stockholders, per share	$0.39	$0.46	$0.85
(1)Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.
(2)Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.